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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
divine, inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 17, 2002

Dear Stockholder:

        We cordially invite you to attend the special meeting of stockholders of divine, inc. that will be held on July 17, 2002, at 10:00 p.m. at our headquarters, 1301 North Elston, Chicago, Illinois 60622.

        At the Special Meeting you will be asked to approve:

        The issuance of more than 3,823,500 shares of Class A common stock upon conversion of shares of Series B convertible preferred stock, the issuance of additional shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock, and the general voting rights of the Series B convertible preferred stock.

        Submission of this proposal to our stockholders is required under the terms of our purchase agreement with the purchasers of the Series B convertible preferred stock and the related warrants and the Nasdaq stock market rules. The proposal is described more fully in the Proxy Statement, which, along with the formal notice of the Special Meeting is enclosed with this invitation.

        Approval of this proposal is critical for our business. Whether or not you plan to attend the special meeting, I urge you to vote by proxy as soon as possible. You may revoke your proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

        We look forward to seeing you at the meeting.

                      Sincerely,

                      /s/ Andrew J. Filipowski
                      Andrew J. Filipowski
                       Chairman & Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

June 17, 2002

To Our Stockholders:

        A Special Meeting of Stockholders of divine, inc., a Delaware corporation, will be held on July 17, 2002, at 10:00 a.m. at our headquarters, 1301 North Elston, Chicago, Illinois 60622.

        The purpose of the Special Meeting is to obtain approval for the issuance of more than 3,823,500 shares of Class A common stock upon conversion of shares of Series B convertible preferred stock, the issuance of additional shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock, and the general voting rights of the Series B convertible preferred stock.

        We describe the above proposal in the attached Proxy Statement. Stockholders who owned our Class A common stock as of the close of business on June 10, 2002, may attend and vote at the meeting. The Board of Directors unanimously recommends a vote "FOR" the proposal.

        To assure your representation at the special meeting, you are urged to vote your shares by designating your proxies as promptly as possible. You may vote by mail, by telephone, or via the Internet by following the instructions on the enclosed proxy card.

        It is critical that your shares are represented at this special meeting. Whether or not you plan to attend the special meeting, we encourage you to vote by proxy. You may revoke your proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

        By order of the Board of Directors

                      /s/ Jude M. Sullivan
                      Jude M. Sullivan
                       Senior Vice President, Secretary and General Counsel

Chicago, Illinois
June 18, 2002

QUESTIONS AND ANSWERS

        Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposals. In this Proxy Statement, we refer to divine, inc. as "divine," "we," "our," and "us."

Q.    WHAT PROPOSAL ARE STOCKHOLDERS BEING ASKED TO CONSIDER AT THE UPCOMING SPECIAL MEETING?

        A.    We are seeking approval of one proposal. This proposal relates to the private placement of Series B convertible preferred stock and the related warrants to purchase Series B convertible preferred stock, which is convertible into Class A common stock and will vote with the Class A common stock on an as-converted basis. The purchase agreement for the private placement was signed on May 29, 2002. Oak Investment Partners is the lead purchaser in this private placement. Oak Investment Partners is a venture capital firm with over 25 years in the business and a total of over $4.2 billion in commited capital.

Q.    HOW IS THE PRIVATE PLACEMENT STRUCTURED?

        A.    The private placement is scheduled to occur in two closings.

  •
  The first closing occurred May 31, 2002. We issued a total of 22,941 shares of Series B convertible preferred stock for an aggregate gross purchase price of approximately $22.9 million. These Series B convertible preferred shares are currently convertible into 3,823,500 shares of our Class A common stock. The effective Class A common stock purchase price was $6.00 per share. Oak Investment Partners and its affiliates purchased 22,441 shares of Series B convertible preferred stock at this closing. This closing is complete and will not be rescinded if the stockholders do not approve the proposal.

  •
  At the second closing, we will issue 38,659 shares of Series B convertible preferred stock for an aggregate gross purchase price of approximately $38.6 million. These shares will be initially convertible into 6,443,166 shares of our Class A common stock. Oak Investment Partners and its affiliates have agreed to purchase up to 37,559 of these shares. The effective Class A common stock purchase price for the shares of Series B convertible preferred stock issued and sold at the second closing will be $6.00 per share. At this closing, we will also issue warrants to purchase 9,667 shares of Series B convertible preferred stock, of which Oak Investment Partners and its affiliates have agreed to purchase warrants to purchase 9,342 shares of Series B convertible preferred stock. If the warrants are fully exercised and then converted into Class A common stock, we will receive additional aggregate gross proceeds of approximately $9.6 million and will issue shares of Series B convertible preferred stock which are initially convertible into 1,611,166 shares of Class A common stock. Conditions to the consummation of the second closing include, but are not limited to, stockholder approval of the issuance of shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock in this private placement, the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, if applicable, and the occurrence of no triggering events, as discussed in the section entitled "Redemption at the Option of Holders" on page 9, all of which may be waived by the purchasers.

Q.    WHY IS DIVINE SEEKING STOCKHOLDER APPROVAL FOR THIS PROPOSAL?

        A.    We are subject to the Nasdaq stock market rules because our Class A common stock is listed on the Nasdaq National Market. These rules require stockholder approval for any issuance of stock at a price below the book value of the issuer's stock, where the amount of stock being issued is equal to 20% or more of the total common stock outstanding or equal to 20% or more of the voting power outstanding, or any issuance of stock that could result in a change of control of the issuer as defined under the Nasdaq stock market rules. We are seeking stockholder approval because:

  •
  the book value of our Class A common stock as of March 31, 2002 was $12.69, which exceeds the $6.00 effective purchase price per share of the Class A common stock issued in this private placement;

  •
  the Class A common stock issuable upon conversion of the Series B convertible preferred stock, including the Series B convertible preferred stock issuable upon exercise of the related warrants, exceeds 20% of our total common stock outstanding and the voting power of the Series B convertible preferred stock (which votes on an as-is converted basis) exceeds 20% of the voting power outstanding; and

  •
  this private placement may be considered a change of control of divine as defined under the Nasdaq stock market rules because Oak Investment Partners, together with its affiliates, will, if the second closing occurs, own 37.5% of divine (based on 18,973,847 shares outstanding as of June 10, 2002), assuming the conversion of all shares of Series B convertible preferred stock into Class A common stock at the initial conversion price and the full exercise of all warrants and will have the right to elect two members to our board of directors. Although Oak Investment Partners is not prohibited from purchasing additional shares of our capital stock, Oak has advised us that they do not currently intend to acquire additional shares of our capital stock, other than at the second closing.

Q.    WHY WAS THE PRIVATE PLACEMENT DONE?

        A.    As you know, market conditions have been difficult, and the ability to demonstrate financial viability is critically important to our sales and marketing efforts. divine has never generated positive cash flows from operations. divine's current liquidity and capital resources are limited. In the second quarter of 2002, divine implemented a salary reduction program for employees in order to help address these limitations. divine expects that this private placement will significantly contribute to its ability to satisfy its current liquidity needs. In addition, the proceeds generated from this private placement will allow us to demonstrate to our customers and potential customers that we have funds available to continue to operate towards profitability.

Q.    WHY IS MY VOTE IMPORTANT?

        A.    Your vote is important because the proposal must receive the affirmative vote of a majority of the shares of Class A common stock voted or present at the meeting to be approved. Unless a majority of the shares outstanding as of the record date are voted or present at the meeting, we will not have a quorum, and we will be unable to transact any business at the Special Meeting. In that event the proposal will not be approved.

Q.    WHAT HAPPENS IF THE PROPOSAL IS APPROVED?

        A.    Under the purchase agreement, we have already issued 22,941 shares of Series B convertible preferred stock to the purchasers. These shares are initially convertible into 3,823,500 shares of Class A common stock. If the proposal is approved, at the second closing, the purchasers will be obligated, subject to customary closing conditions, to purchase an additional 38,659 shares of Series B convertible preferred stock and warrants to purchase 9,667 shares of Series B convertible preferred stock. The shares of Series B convertible preferred stock issued at the second closing, together with the shares of Series B convertible preferred stock issuable upon exercise of the warrants (assuming that the warrants are fully exercised) will initially be convertible into 8,054,333 shares of Class A Common Stock. As a result, based on 18,973,847 shares outstanding as of June 10, 2002, the purchasers would in the aggregate hold 37.5% of the voting power and represent 37.5% of the total common stock outstanding (assuming conversion of all of the shares of Series B convertible preferred stock and full exercise of the warrants). Additionally, if the proposal is approved, the number of shares of Class A common stock issued upon conversion of the Series B convertible preferred stock issued in this private placement may be increased as a result of certain antidilution adjustments. See "Conversion" on page 8.

Q.    WHAT IF THE PROPOSAL IS NOT APPROVED?

        A.    If the proposal does not receive stockholder approval, the purchasers will not be obligated to purchase the additional shares of Series B convertible preferred stock or the warrants. Although the purchasers would still be entitled to antidilution protection, we would not be obligated to issue more than 3,823,500 shares of our Class A common stock upon conversion of the outstanding Series B convertible preferred stock and the outstanding shares of Series B convertible preferred stock would not be entitled to more than 19.99% of our aggregate voting power. If there is an antidilution adjustment, then, upon conversion of all of the outstanding Series B convertible preferred stock into Class A common stock, we would be required to redeem, at cost, the portion of the Series B convertible preferred stock which would result in the issuance of more than 3,823,500 shares of Class A common stock. Please read the section entitled "Conversion" on page 8 for a description of the antidilution and redemption provisions of the Series B convertible preferred stock.

DIVINE, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of the Board of Directors of divine, inc., a Delaware corporation, for use at the Special Meeting of stockholders to be held July 17, 2002, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at divine's headquarters, 1301 North Elston, Chicago, Illinois 60622. divine's telephone number is (773) 394-6600. Directions to divine may be found on our website at: www.divine.com.

        These proxy solicitation materials were first mailed on or about June 18, 2002, to all stockholders entitled to vote at the Special Meeting.

Record Date and Stock Ownership

        Only stockholders of record at the close of business on June 10, 2002 are entitled to vote at the Special Meeting. The voting stock of divine is our Class A common stock, of which 18,973,847 shares were outstanding as of the close of business on June 10, 2002 and our Series B convertible preferred stock (which votes on an as-converted basis), of which 22,941 shares were outstanding as of the close of business on June 10, 2002. At the record date, our Class A common stock was held of record by approximately 3,100 stockholders, and our Series B convertible preferred stock was held of record by five stockholders. The Series B convertible preferred stock votes with the Class A common stock on an as-converted basis but is not entitled to vote at this special meeting.

Solicitation of Proxies

        Our Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by directors, officers, and a small number by our employees personally or by mail, telephone, facsimile, or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward our proxy soliciting material to the beneficial owners of stock held of record by them, and we have hired our transfer agent, Computershare Investor Services, LLC, to coordinate that distribution for a fee of approximately $1,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by us.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

  •
  sending a written notice to the secretary of divine prior to the special meeting, stating that you would like to revoke your proxy;

  •
  completing, signing, dating and mailing another proxy card and having it received by divine prior to the special meeting;

  •
  by telephone or via the Internet, prior to the special meeting, by following the instructions on your proxy card; or

  •
  by attending the special meeting and voting in person.

Voting Procedure

        Each Class A common stockholder is entitled to one vote for each share held by such stockholder on June 10, 2002. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. The approval of the proposal requires the affirmative vote of a majority of the shares of capital stock that are present in person or represented by proxy and entitled to vote at the special meeting.

        At the special meeting, a quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote on the record date, consisting of the outstanding shares of Class A common stock and the shares of Class A common stock issuable upon conversion of the outstanding Series B convertible preferred stock. Abstentions, broker non-votes and the shares of Class A common stock issuable upon conversion of the outstanding Series B convertible preferred stock are counted as shares present for purposes of determining whether a quorum exists. An abstention from voting on the proposal has the same effect as a vote against the proposal. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the affirmative votes needed to approve a proposal. Brokers do not have discretionary authority to vote on the proposal. The shares of Class A common stock issuable upon conversion of the outstanding Series B convertible preferred stock are counted as present, but are deemed not entitled to vote on the proposal, and, therefore, have no effect other than to reduce the affirmative votes needed to approve the proposal.

Stockholder Proposals

        According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2003 annual meeting of stockholders, you must do so no later than December 23, 2002. Your proposal should be submitted in writing to the Secretary of divine at our principal executive offices. In addition, our Amended and Restated Bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of divine at our principal executive offices, not less than 45 nor more than 75 days prior to the first anniversary of the date we mailed the proxy material for our last annual meeting. In the event that the date of our next annual meeting is moved more than 30 days from the date of our last annual meeting, your notice must be received by us no later than 90 days before the date of our next annual meeting or 10 days following our announcement of the date of our next annual meeting. Your notice must include your name and address as it appears on our records and the class and number of shares of our capital stock you beneficially owned on the record date for the meeting. In addition, for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business; for proposals relating to your nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Securities Exchange Act of 1934, as amended; and for all proposals, your notice must indicate whether you intend to circulate a proxy statement and form of proxy.

THE PROPOSAL

        APPROVAL OF THE ISSUANCE OF MORE THAN 3,823,500 SHARES OF CLASS A COMMON STOCK UPON CONVERSION OF SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, THE ISSUANCE OF ADDITIONAL SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, AND THE GENERAL VOTING RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK.

Summary of Private Placement

First Closing

        On May 31, 2002, we issued a total of 22,741 shares of Series B convertible preferred stock for a purchase price per share of $1,000, in a private placement to accredited investors for an aggregate gross purchase price of approximately $22.7 million. On June 6, 2002, we issued an additional 200 shares of Series B convertible preferred stock for an aggregate gross purchase price of $200,000.

        The transaction details for the first closing are as follows:

Investors	Number of Shares of Preferred Stock	Proceeds	Number of Shares of Common Stock Issuable Upon Conversion(1)
Oak Investment Partners (and affiliates thereof)	22,441	$22,441,000	3,740,166
Other investors	200	$200,000	33,333
Andrew J. Filipowski(2)	300	$300,000	50,000

Second Closing

        If the second closing occurs, we will issue an additional 38,659 shares of Series B convertible preferred stock and warrants to purchase 9,667 shares of Series B convertible preferred stock for an aggregate purchase price of $1,000 per share and related warrants, for an aggregate gross purchase price of approximately $38.6 million.

        The transaction details for the second closing are as follows:

Investors	Number of Shares of Preferred Stock	Number of Warrants	Proceeds(3)	Number of Shares of Common Stock Issuable Upon Exercise and Conversion(1)
Oak Investment Partners (and affiliates thereof)	37,559	9,392	$46,951,000	7,825,166
Other investors	400	100	$500,000	83,333
Andrew J. Filipowski(2)	700	175	$875,000	145,833

(1)
Assuming the shares of Series B convertible preferred stock are converted at the initial conversion price.

(2)
Andrew J. Filipowski is the chairman of our board of directors and our chief executive officer.

(3)
Assuming the exercise in full of the warrants at an exercise price of $1,000 per share of Series B convertible preferred stock.

        The aggregate gross proceeds from both closings, after expenses and assuming the exercise in full of all of the warrants, would be approximately $71 million. We intend to use the proceeds for general corporate purposes and working capital. If the warrants are never exercised, the aggregate gross proceeds from both closings, after expenses, would be approximately $61 million.

Why We Need Stockholder Approval

        Rule 4350 of the Nasdaq Marketplace Rules ("Nasdaq Rule 4350"), requires stockholder approval for the issuance of securities at a price below the per share book value of outstanding listed securities, where the amount of securities being issued represents 20% or more of an issuer's outstanding listed securities or 20% or more of the voting power outstanding or an issuance of securities that could result in a change of control of the issuer as defined under the Nasdaq stock market rules. In addition, the terms of the purchase agreement pursuant to which we sold or agreed to sell the Series B convertible preferred stock and the related warrants require that we obtain stockholder approval of the issuance of more than 3,823,500 shares of Class A common stock upon conversion of shares of Series B convertible preferred stock, the issuance of additional shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock, and the general voting rights of the Series B convertible preferred stock.

        We are subject to the Nasdaq stock market rules because our Class A common stock is listed on the Nasdaq National Market. We are seeking stockholder approval because:

  •
  the book value of our Class A common stock as of March 31, 2002 was $12.69, which exceeds the $6.00 effective purchase price per share of the Class A common stock issued in this private placement;

  •
  the Class A common stock issuable upon conversion of the Series B convertible preferred stock, including the Series B convertible preferred stock issuable upon exercise of the related warrants, exceeds 20% of our total common stock outstanding and the voting power of the Series B convertible preferred stock (which votes on an as-is converted basis) exceeds 20% of the voting power outstanding; and

  •
  this private placement may be considered a change of control of divine as defined under the Nasdaq stock market rules because Oak Investment Partners, together with its affiliates, will, if the second closing occurs, own 37.5% of divine (based on 18,973,847 shares outstanding as of June 10, 2002), assuming the conversion of all shares of Series B convertible preferred stock into Class A common stock at the initial conversion price and the full exercise of all warrants and will have the right to elect two members to our board of directors. Although Oak Investment Partners is not prohibited from purchasing additional shares of our capital stock, Oak has advised us that they do not currently intend to acquire additional shares of our capital stock, other than at the second closing.

Conversion

        The holders of Series B convertible preferred stock are entitled to convert their shares into Class A common stock at any time. The number of shares of Class A common stock issuable upon conversion of a share of Series B convertible preferred stock is determined by dividing the sum of $1,000 (the amount paid for that share), by the applicable conversion price.

        The applicable conversion price may vary depending on the date of conversion and is subject to adjustment under certain conditions and upon the occurrence of certain events, including, but not limited to, the issuance by divine of Class A common stock (other than in connection with or pursuant to certain mutually agreed upon exceptions specified in the Certificate of Designations, Preferences and Rights of Series B convertible preferred stock) for no consideration or for consideration below the conversion price then in effect for the Series B convertible preferred stock. As a result, if stockholder approval is obtained, there is no limit on the aggregate number of shares of Class A common stock that could be issued upon conversion of the Series B convertible preferred stock, including shares of Series B convertible preferred stock issuable upon exercise of the warrants. Each share of Series B convertible preferred stock is convertible into approximately 166 shares of Class A common stock at an initial conversion price of $6.00 per share. This initial conversion price represents approximately a 32.8% premium over the weighted average price of Class A common stock on the Nasdaq National Market during the 10 days ended June 10, 2002. If the antidilution provisions of the Series B convertible preferred stock are triggered, the shares of Series B convertible preferred stock would be convertible into more than 166 shares of Class A common stock.

        In the event that stockholder approval of the proposal is not obtained, the maximum aggregate number of shares of Class A common stock issuable upon conversion of the Series B convertible preferred stock, including the Series B convertible preferred stock issuable upon exercise of the related warrants is limited to 3,823,500 and divine will be obligated, subject to the terms and conditions of the purchase agreement, to purchase the remainder of the shares of Series B convertible preferred stock, if any, submitted for conversion at a price per share equal to $1,000 (the amount paid for each such share) as and to the extent that we have funds legally available therefor. As long as any such purchase obligation is continuing, we have agreed not to declare or pay any dividends, repurchase any shares of outstanding capital stock (except for our obligations to redeem, if stockholder approval is not obtained, that portion of the Series B convertible preferred stock which could result in the issuance of more than 3,823,500 shares of Class A common stock and except repurchases from employees, directors or consultants at cost pursuant to contracts approved by the Board of Directors) or make any other distribution with respect to our capital stock.

        To the extent the shares of Series B convertible preferred stock are converted into shares of Class A common stock, a significant number of additional shares of Class A common stock may be sold into the market, which could decrease the price of our Class A common stock. The conversion of shares of Series B convertible preferred stock may result in substantial dilution to the interests of other holders of our Class A common stock. See "Stockholder Dilution" on page 12.

Dividends

        In the event any dividend or other distribution payable in cash or other property is declared on the Class A common stock (other than dividends payable solely in shares of Class A common stock), the shares of Series B convertible preferred stock shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder was the holder of record of the number (including any fraction) of shares of Class A common stock into which the shares of Series B convertible preferred stock then held by such holder are then convertible.

Redemption at the Option of Holders

        The holders of the Series B convertible preferred stock will have the right if a triggering event occurs, upon written notice, to require us to redeem all or a portion of any outstanding shares of Series B convertible preferred stock for a cash purchase price of $1,000 (the amount paid for each such share), subject to the limitations described below. A triggering event consists of the following:

  •
  after May 31, 2002, we uncover accounting discrepancies in our financial statements which force us to materially restate our previously reported financial results (or any other restatement of our financial statements that has a material adverse effect on the value of the purchasers' investment in divine);

  •
  the purchasers holding a majority of the then outstanding shares of Series B convertible preferred stock reasonably and in good faith determine that a representation or warranty made by us in the purchase agreement was materially untrue on the date that such representation or warranty was made by us (either pursuant thereto or pursuant to any certificate delivered pursuant thereto) and such breach has a material adverse effect on the value of such purchasers' investment in divine;

  •
  if during any two year period (or shorter period) commencing on or after May 31, 2002 (a "Disposition Triggering Event"), we sell or otherwise dispose of, in a single transaction or series of transactions, assets or properties of divine (other than in the ordinary course of business) and the aggregate proceeds received for such assets or properties exceeds $50,000,000 in value (the "Disposition Value"); or

  •
  Microsoft Corporation (or any successor or assign thereof, "Microsoft") files a cause of action, threatens in writing to file a cause of action or otherwise initiates or threatens in writing to initiate formal dispute resolution procedures (including, but not limited to, any arbitration or mediation proceedings provided for in the Alliance Agreement (as defined below)) against us in order to cause us to fully or substantially perform, either by way of monetary damages or specific performance, our purported obligation to fund up to $50 million related to the creation of an incubator under that certain Alliance Agreement, dated as of January 28, 2000, as amended on March 29, 2000 (along with all other agreements between Microsoft and us or any subsidiary of ours, the "Alliance Agreement"); we voluntarily undertake to perform these purported obligations in a manner not approved by the purchasers; or without the consent of the purchasers, we terminate or amend the Alliance Agreement or Microsoft agrees to a waiver of all or part of these purported obligations and in connection with such action we give consideration which has a material adverse effect on divine.

        If a holder of Series B convertible preferred stock has delivered a redemption notice to us as a result of a Disposition Triggering Event, we are only required, in the aggregate, to redeem from all holders of shares of Series B convertible preferred stock up to that number of shares of Series B convertible preferred stock having an aggregate redemption price equal to 50% of the applicable Disposition Value. If such amount is insufficient to redeem all shares of Series B convertible preferred stock subject to a redemption notice, we will redeem shares pro rata from the holders of Series B convertible preferred stock that have given us a redemption notice based upon the aggregate number of outstanding shares of Series B convertible preferred stock then held by each such redeeming holder relative to the aggregate number of outstanding shares of Series B convertible preferred stock then held by all redeeming holders. If we receive more than one redemption notice and we are unable to redeem all of the shares of Series B convertible preferred stock submitted for redemption pursuant to the redemption notices, then we shall redeem a pro rata amount from each redeeming holder based on the number of shares of Series B convertible preferred stock submitted for redemption by each such redeeming holder and redeem from each such redeeming holder from time to time a pro rata amount of the balance of the shares of Series B convertible preferred stock so tendered for redemption as soon as we have funds legally available for such purpose. As long as any such redemption obligation is continuing, we will not declare or pay any dividends, repurchase any shares of outstanding capital stock (except for our obligations to redeem, if stockholder approval is not obtained, that portion of the Series B convertible preferred stock which could result in the issuance of more than 3,823,500 shares of Class A common stock and except repurchases from employees, directors or consultants at cost pursuant to contracts approved by the Board of Directors) or make any other distribution with respect to our capital stock.

Liquidation Preference

        In the event of our liquidation, dissolution or winding up or upon a merger or acquisition of divine by another company or person, the holders of the Series B convertible preferred stock will be entitled to a liquidation preference before any amounts are paid to the holders of Class A common stock. The liquidation preference is equal to the amount originally paid for the Series B convertible preferred stock, or $1,000 per share. In addition, the holders of the Series B convertible preferred stock will participate with the holders of the Class A common stock and Series A Junior Participating preferred stock ratably on an as-converted basis in the distribution of assets, or the proceeds thereof, until the holders of Series B convertible preferred stock shall have received with respect to each share of Series B convertible preferred stock held thereby $3,000 (inclusive of the $1,000 liquidation preference described in the preceding sentence). However, if a holder of Series B convertible preferred stock would receive more upon liquidation by converting its shares into Class A common stock before the liquidation event, the holder will be deemed to have converted its Series B convertible preferred stock into Class A common stock and will not receive a liquidation preference.

Lock Up Agreement

        The purchasers agreed not to sell, pledge or otherwise dispose of any shares of the Series B convertible preferred stock, or shares of Class A common stock issuable upon conversion of the Series B convertible preferred stock, for one year following the date of the initial closing (May 31, 2003) without the prior written consent of divine. This lock up expires prior to the first anniversary upon the sale of divine to another person or entity or upon the occurrence of other certain events, including but not limited to, a material breach by divine of any of our obligations under the purchase agreement, registration rights agreement or Certificate of Designations, Preferences and Rights of Series B convertible preferred stock that cannot be cured within 10 days of written notice to divine of such breach or the failure to elect the Oak nominees to our board of directors.

Voting Rights

        Except as otherwise provided by applicable law and subject to the voting limitations imposed by the standards of the Nasdaq National Market System described above, the holders of the shares of Series B convertible preferred stock:

  •
  shall be entitled to vote with the holders of the Class A common stock on all matters submitted for a vote of holders of Class A common stock;

  •
  shall be entitled to a number of votes equal to the number of votes to which shares of Class A Common Stock issuable upon conversion of such shares of Series B convertible preferred stock would have been entitled if such shares of Class A common stock had been outstanding at the time of the applicable vote and related record date; and

  •
  shall be entitled to notice of any stockholders' meeting in accordance with the Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of divine.

        In addition, we shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series B convertible preferred stock then outstanding, voting together as a single class:

  •
  offer, sell, authorize, designate or issue shares of capital stock of any class or series of senior securities or parity securities;

  •
  increase the number of shares of Series B convertible preferred stock authorized pursuant to the Series B convertible preferred stock Certificate of Designations, Preferences and Rights of Series B convertible preferred stock or, except pursuant to the purchase agreement or the warrants, issue any shares of Series B convertible preferred stock; or

  •
  amend, alter or repeal our Third Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or Certificate of Designations, Preferences and Rights of Series B convertible preferred stock (or any other certificate of designations) or of any provision thereof (including the adoption of a new provision thereof) which would result in an adverse change to the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B convertible preferred stock.

Terms of the Warrants

        In connection with the sale of the additional shares of Series B convertible preferred stock, if this proposal is approved, we will issue warrants to purchase 9,667 shares of Series B convertible preferred stock to the purchasers, exercisable at a price of $1,000 per share. The effective purchase price of the Class A common stock issuable upon the conversion of the shares of Series B convertible preferred stock issuable upon exercise of the warrants, assuming the initial conversion price, is $6.00 per share. The warrants will expire on the fifth anniversary of their issuance. The exercise price and the number of shares of Series B convertible preferred stock that may be purchased upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events, including a subdivision or combination of the outstanding shares of Series B convertible preferred stock.

Board Appointment

        Pursuant to the purchase agreement, we increased the size of our board of directors from nine to eleven members and, at the first closing, granted to Oak the right to appoint a nominee to fill one of the vacancies created by the increase. Oak has not yet elected to exercise this right. Additionally, Oak shall be entitled to appoint a second nominee to fill the other vacancy on our board created by this increase at the second closing.

Registration Rights Agreement

        We have agreed to file a registration statement with the Securities and Exchange Commission covering the resale of shares of the Class A common stock issuable upon conversion of the Series B Convertible Preferred Stock. Additionally, we have agreed to file one or more registration statements covering the resale of the shares of Class A common stock issuable upon conversion of the Series B convertible preferred stock which may be issued upon exercise of the warrants. We have agreed to thereafter use our best efforts to have each registration statement declared effective as soon as practicable after such filing and to keep it effective at all time until the earlier of the date on which all of the shares of Class A common stock covered by such registration statement have been sold and the date on which the holders of the Series B convertible preferred stock may sell all of the common stock covered by such registration statement without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended.

        If any of the registration statements are not declared effective by the SEC by the deadline set forth in the registration rights agreement for such registration statement or if, after being declared effective, sales of the Class A common stock covered by such registration statement cannot be made due to a failure by divine to disclose information necessary for sales to be made under such registration statement (subject to certain allowable grace periods), divine shall pay to the holders of the Series B convertible preferred stock, or to the holders of shares of Class A common stock issued upon conversion of the Series B convertible preferred stock covered by such registration statement, an amount in cash equal to 2% of the purchase price attributable to such shares for each 30 day period, or pro rata portion thereof, that the applicable registration statement is not effective or available.

Stockholder Dilution

        As a result of the sale of 22,941 shares of Series B convertible preferred stock in the first closing, assuming the initial conversion price, your voting power was diluted by 19.99%. For example, if your shares of Class A common stock immediately prior to the issuance of Series B convertible preferred stock represented 5.0% of the voting power, your shares as of the record date represented 4.2% of the voting power. If the additional shares of Series B convertible preferred stock are issued at the second closing, assuming the initial conversion price, your voting rights will be further diluted to 3.1% of the voting power. Additionally, the book value of your shares of Class A common stock has been diluted. For example, the book value of your shares of Class A common stock as of March 31, 2002 was $12.69 per share. Assuming that the first closing occurred as of March 31, 2002 and assuming the shares of Series B convertible preferred stock were converted into Class A common stock, the book value of your shares of Class A common stock would have been $11.54 per share. Furthermore, assuming both the first and second closings occurred as of March 31, 2002 and assuming the shares of Series B convertible preferred stock were converted into Class A common stock, the book value of your shares of Class A common stock would have been $10.30 per share. If we obtain stockholder approval for the proposal, there is no limit on the aggregate number of shares of Class A common stock that could be issued upon conversion of the Series B convertible preferred stock, so you may be subject to further dilution.

        To the extent shares of Series B preferred stock are converted into shares of Class A common stock, your ownership interest in us will also be significantly diluted. The following table illustrates the dilutive effect of the issuance of the shares of Class A common stock upon conversion of the Series B convertible preferred stock on the ownership interests of the current holders of Class A common stock.

Per Share Data(1)
	divine as of March 31, 2002	divine/Oak/pro forma as of March 31, 2002
	(in thousands)	(in thousands)
Debt
Current portion of long term debt	2,640	2,640
Long term debt	62,378	62,378
Stockholders' equity
Common stock (18,507,012 and 18,507,012 shares outstanding)	470	470
Preferred stock (0 and 61,600 shares outstanding)	—	54,372
Additional paid-in capital	1,228,569	1,235,797
Unearned stock-based compensation	(15,230)	(15,230)
Accumulated other comprehensive loss	(4,785)	(4,785)
Treasury stock (356,706 shares)	(12,945)	(12,945)
Accumulated deficit	(961,202)	(961,202)

TOTAL STOCKHOLDERS' EQUITY	234,877	296,477

TOTAL CAPITALIZATION	299,895	361,495

(1)
This does not take into consideration the proposed acquisitions by divine of Viant Corporation and Delano Technology Corporation and the potential issuances of approximately 7,800,000 and 2,000,000 shares of Class A common stock, respectively, in those transactions. There is no assurance that either the Viant or Delano transaction will occur.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding beneficial ownership of our Class A common stock as of the record date (except as otherwise noted) by:

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding Class A common stock;

  •
  each of our directors and executive officers; and

  •
  all of our directors and executive officers as a group.

        This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders as of June 10, 2002. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned. Applicable percentage ownership of Class A common stock in the following tables is based on 18,973,847 shares of Class A common stock outstanding as of the record date plus the 10,266,666 shares of Class A common stock issuable upon conversion of the shares of Series B convertible preferred stock issued at the first closing and the shares of Series B convertible preferred stock that may be issued at the second closing.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent
Oak Investment Partners (3)	11,565,332	37.5%
Aleksander Szlam (4)	1,398,095	4.8%
Andrew J. Filipowski (5)	838,615	2.9
Michael P. Cullinane (6)	81,527	*
Paul L. Humenansky	76,409	*
Tommy Bennett	6,466	*
James E. Cowie (7)	113,301	*
John Cooper	4,800	*
Michael H. Forster	6,439	*
Arthur W. Hahn (8)	9,705	*
Thomas J. Meredith (9)	7,800	*
Kenneth A. Mueller	19,175	*
J. Kevin Nater (9)	0	*
John Rau (10)	13,506	*
Jude M. Sullivan	4,825	*
Edward V. Szofer	0	*
All directors and executive officers as a group (14 persons) (5)(6)(7)(8)(9)(10)	1,182,568	4.0%

*
Represents less than 1% of the outstanding Common Stock.

(1)
Unless otherwise indicated, the address of such person is c/o divine, inc., 1301 N. Elston Avenue, Chicago, Illinois 60622.

(2)
The numbers and percentages of shares owned by the directors, the executive officers, and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of Class A common stock that were exercisable within 60 days of June 10, 2002 had been exercised by that person or group as follows: Andrew J. Filipowski—73,297; Michael P. Cullinane—40,000; Paul L. Humenansky—41,745; Tommy Bennett—4,800; James E. Cowie—4,800; John Cooper—4,800; Michael H. Forster—4,800; Arthur W. Hahn—2,566; Thomas J. Meredith—3,800; Kenneth A. Mueller—9,015; J. Kevin Nater—0; John Rau—4,800; Jude M. Sullivan—4,462; Edward V. Szofer—4,500; and all directors and executive officers as a group—203,385.

(3)
The address for Oak Investment Partners is 525 University Avenue, Suite 1300, Palo Alto, California 94301. Includes 22,441 shares of Series B convertible preferred stock held by Oak Investment Partners and its affiliates which are convertible into 3,740,166 shares of Class A common stock and 37,559 shares of Series B convertible preferred stock and warrants to purchase 9,392 shares of Series B convertible preferred stock issuable to Oak Investment Partners and its affiliates which are convertible into an aggregate of 7,825,166 shares of Class A common stock, in each case assuming the initial conversion price and completion of the second closing.

(4)
Includes 1,397,362 shares of Class A common stock beneficially owned by Szlam Partners, L.P., a partnership controlled by Mr. Szlam.

(5)
Includes 459,646 shares of Class A common stock beneficially owned by AJF-1999 Trust U/A/D 5/20/99, a trust for which Mr. Filipowski is co-trustee, 4,553 shares of Common Stock beneficially owned by Robinwood Investment Company L.P., a limited partnership controlled by Mr. Filipowski, and 1,333 shares of Common Stock beneficially owned by Platinum Construction Corp, a corporation controlled by Mr. Filipowski. Also includes 300 shares of Series B convertible preferred stock issued to Mr. Filipowski which are convertible into 50,000 shares of Class A common stock and 700 shares of Series B convertible preferred stock and warrants to purchase 175 shares of Series B convertible preferred stock issuable to Mr. Filipowski which are convertible into an aggregate of 145,832 shares of Class A common stock, assuming the initial conversion price and completion of the second closing.

(6)
Excludes 1,533 shares of Class A common Stock held by trusts for which Mr. Cullinane serves as trustee.

(7)
Includes 101,423 shares of Class A common stock held by Frontenac VII Limited Partnership and 5,077 shares of Class A common stock held by Frontenac VII Masters Limited Partnership, of which Mr. Cowie is a general partner.

(8)
Includes 2,133 shares of Class A common stock held in a trust for the benefit of Mr. Filipowski's children, of which Mr. Hahn is the trustee. One-half of the options granted to Mr. Hahn under our Stock Incentive Plans were transferred to Katten Muchin Zavis Rosenman, Mr. Hahn's law firm, immediately upon grant.

(9)
Options to purchase Class A common stock that were granted under our Stock Incentive Plans for periods when serving as a Board designee of Dell Computer Corporation were transferred to Dell immediately upon grant.

(10)
Mr. Rau resigned as one of our directors on April 2, 2002.

Where You Can Find Additional Information

        The terms of the Series B convertible preferred stock and related warrants are complex and only briefly summarized in this proxy statement. Stockholders wishing further information concerning the rights, preferences and terms of the Series B convertible preferred stock and related warrants are referred to the purchase agreement, registration rights agreement, Certificate of Designations, Preferences and Rights of Series B convertible preferred stock and the form of warrant filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2002.

        Furthermore, the SEC allows divine to "incorporate by reference" information into this Proxy Statement, which means that divine can disclose important information to you by referring you to another document that divine filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement. Information in this proxy statement updates and, in some cases, supersedes information incorporated by reference from documents that divine has filed with the SEC prior to the date of this proxy statement, while information that divine files later with the SEC will automatically update and, in some cases, supersede the information in this joint proxy statement/prospectus.

        The following documents and information previously filed with the SEC by divine are incorporated by reference into this proxy statement:

  •
  divine's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, as amended on Form 10-K/A filed with the SEC on May 9, 2002;

  •
  divine's Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

  •
  divine's Current Reports on Forms 8-K filed with the SEC on January 24, 2002, March 14, 2002, April 5, 2002, May 2, 2002, May 9, 2002, May 24, 2002, May 31, 2002, June 3, 2002 and June 11, 2002 and divine's Current Report on Form 8-K/A filed with the SEC on March 28, 2002;

  •
  the description of class A common stock contained in divine's registration statement on Form 8-A, filed with the SEC on March 21, 2000; and

  •
  the description of the series A junior participating preferred stock purchase rights contained in divine's registration statement on Form 8-A/A, filed with the SEC as on February 13, 2001, as amended.

        In addition, all documents filed by divine under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the divine special meeting are incorporated by reference into and deemed a part of this proxy statement from the date of filing of those documents.

        If you are a divine stockholder, divine may have sent you some of the documents incorporated by reference, but anyone can obtain any of them through divine or the SEC. Documents incorporated by reference are available from divine without charge, excluding all exhibits unless divine has specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents that divine has filed with the SEC and incorporated by reference in this document, without charge, by making an oral or written request to divine as follows:

  divine, inc.
  Attn: Investor Relations
  1301 North Elston Avenue
  Chicago, Illinois 60622
  Telephone: (773) 394-6600
  Facsimile: (773) 394-6604
  email:   ir@divine.com

        You may also obtain all documents of divine that each party has filed with the SEC by making an oral or written request to the exchange agent, Computershare Investor Services, LLC, as follows:

  Computershare Investor Services, LLC
  Attn: Tod Shafer
  2 North LaSalle Street
  Chicago, Illinois 60602
  Telephone: (312) 588-4746
  Facsimile: (312) 601-4357
  email:   tod.shafer@computershare.com

        If you would like to request any of these documents from divine, please do so at least five days before the date of the divine special meeting in order to receive them before the date of the meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF MORE THAN 3,823,500 SHARES OF CLASS A COMMON STOCK, THE ISSUANCE OF ADDITIONAL SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, AND THE GENERAL VOTING RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK.

REVOCABLE PROXY	divine™	REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
for the Special Meeting of Stockholders on July 17, 2002—10:00 a.m.

        The undersigned hereby appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan, or any one of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of class A common stock of divine, inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on July 17, 2002, at 10:00 a.m., at divine's offices located at 1301 N. Elston Avenue, Chicago, Illinois, and at any and all postponements and adjournments thereof, as follows:

        This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal.

        PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

        (Continued and to be signed on reverse side.)

        //FOLD AND DETACH HERE\\

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

        ADMISSION TICKET TO DIVINE'S SPECIAL MEETING OF STOCKHOLDERS

This is your Admission ticket to gain access to divine's Special Meeting of Stockholders to be held at divine's offices located at 1301 N. Elston Avenue, Chicago, Illinois on July 17, 2002, at 10:00 a.m. Please present this ticket at one of the registration stations. Please note that seating is available on a first come, first served basis.

THIS TICKET IS NOT TRANSFERABLE

divine, inc.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ( )

        This Proxy will be voted in accordance with specifications made.
If no choices are indicated, this Proxy will be voted for the proposal.

To approve the issuance of more than 3,823,500 shares of Class A common stock upon conversion of shares of Series B convertible preferred stock, the issuance of additional shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock, and the general voting rights of the Series B convertible preferred stock.	For ( )	Against ( )	Abstain ( )

        Check here if you plan to attend the Special Meeting / /

Control Number	The Board of Directors unanimously recommends a vote FOR the proposal.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a Proxy Statement dated June 17, 2002.
	Dated:	, 2002
Signature(s)
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

*** YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK ***

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Have this proxy card in hand when you call.

	TO VOTE BY PHONE (within the U.S. and Canada only)		TO VOTE BY INTERNET
•	Call toll free 1-888-892-6927 from a touch tone telephone. There is NO CHARGE for this call.	•	Go to the following web site: www.computershare.com/us/proxy
•	Enter the six-digit Control Number located below your address on the proxy card and then follow the voting instructions.	•	Enter the information requested on your computer screen, including our six-digit Control Number located below your address on the proxy card, then follow the voting instructions on the screen.

If you vote by telephone or the Internet,
DO NOT mail back this proxy card
Proxies submitted by telephone or the Internet must be
received by 12:00 midnight, Central Time, on July 16, 2002.

THANK YOU FOR VOTING!

End of Filing

QuickLinks

DIVINE, INC.
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING